Exhibit 99.1

Contact:	Greg Jones

Phone Number:	770-270-7890

E-mail:	greg.jones@opc.com

BOBBY C. SMITH, JR. IS ELECTED

OGLETHORPE POWER CHAIRMAN

TUCKER, GA (October 1, 2015) — Bobby C. Smith, Jr. of Rocky Ford, Ga., has been elected chairman of the Oglethorpe Power Corporation Board of Directors.  He succeeds former Chairman Benny W. Denham who retired in July 2015.  Marshall S. Millwood of Gainesville, Ga., will continue in his role as vice chairman of the board.   Jimmy G. Bailey of LaGrange, Ga., was named to Denham’s vacant seat on the Oglethorpe Power Board.

Smith has been an at-large member of the Oglethorpe Power Board since 2008 and has served on the board’s Construction Project Committee.  He is also a member of the Planters Electric Membership Corporation Board of Directors, the Georgia EMC Services Committee, and is a member representative to Green Power EMC and Smarr EMC.

Additionally, Smith is owner-operator of B&K Farms and is a member of the Screven County Development Authority, the Sylvania Lions Club and the Sylvania First United Methodist Church.

Oglethorpe Power Corporation • 2100 East Exchange Place • Tucker, GA 30084-5336

Phone 770-270-7600    Fax 770-270-7872

 A member of the National Rural Electric Cooperative Association

Bailey, a member of the Diverse Power Board of Directors, will be an at-large member of the Oglethorpe Power Board and will serve on the Construction Project Committee.

“I look forward to working with Bobby, Marshall and Jimmy as we continue to serve the needs of our 38 member cooperatives across Georgia,” said Oglethorpe Power President & CEO Michael L. Smith.

Oglethorpe Power is one of the nation’s largest power supply cooperatives with more than $9.5 billion in assets and serves 38 Electric Membership Corporations which, collectively, provide electricity to more than 4.2 million Georgia residents. A proponent of conscientious energy development and use, Oglethorpe balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, hydroelectric, coal and nuclear generating plants with a combined summer planning reserve capacity of approximately 7,800 megawatts, as well as purchased power. Oglethorpe was established in 1974 and is owned by its 38 Member Systems.  It is headquartered in Tucker, Georgia.

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